CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of JPMorgan Trust II of our report dated August 25, 2017, relating to the financial statements and financial highlights, which appears in the June 30, 2017 Annual Report on Form N-CSR of JPMorgan Multi-Cap Market Neutral Fund (a separate series of JPMorgan Trust II) (the “Fund”). We also consent to the references to us under the headings “Financial Highlights for the Acquiring Fund” and “Appendix A – Form of Agreement and Plan of Reorganization Among Series of JPMorgan Trust I and JPMorgan Trust II” in such Registration Statement and under the headings “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statements of Additional Information dated November 1, 2017 for the Fund, which are also incorporated into the Registration Statement.

/s/PricewaterhouseCoopers LLP

New York, New York

November 30, 2017